Exhibit 10.7

LEASE AGREEMENT

(Address: 721 White Street, Morehead KY 40351)

THIS LEASE AGREEMENT (this “Lease”) is made and entered into by and between New Journey LLC, a Kentucky limited liability company (“Landlord”), and ARIA Kentucky, LLC, a Delaware limited liability company (“Tenant”), dated as of January 1, 2025 (the “Commencement Date”).

WHEREAS, Landlord owns certain real property located at 721 White Street , Morehead KY 40351; and

WHEREAS, Tenant desires to lease such property from Landlord.

NOW, THEREFORE, the parties hereby agree as follows:

LEASE OF PREMISES

For and in consideration of the rents hereinafter reserved and agreed to be paid by Tenant and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord hereby exclusively leases to Tenant and Tenant hereby leases from Landlord that certain real property commonly known as 721 White Street , Morehead KY 40351 (the “Property”), and including all buildings located thereon (the “Building”) and including all strips and gores, easements, privileges, rights-of-way, riparian and other water rights, and all tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, including any street, alley or right of way adjoining any portion of the Property (collectively with the Property and the Building, the “Premises”).

TERM OF LEASE

The Term (the “Initial Term”) shall commence on the Commencement Date and, unless sooner terminated as provided herein, shall end December 31, 2029. The Initial Term may be extended as provided in Section 30 below (the Initial Term, together with any Extension Term, the “Term”).

At the expiration or earlier termination of this Lease or Tenant's right of possession, Tenant shall (i) surrender possession of the Premises in materially the same condition as it was in on the Commencement Date of this Lease (ordinary wear and tear, casualty damage and Permitted Alterations excepted); and (ii) Tenant shall have the right to remove all of its fixtures, trade fixtures, equipment, inventory, goods and other personal property from the Premises, provided that Tenant shall ensure that such removal does not cause any damage to the Premises.

RENT

Tenant agrees and covenants to pay Landlord an annual fixed rent in the amount of $30,000.00 per year (“Base Rent”), commencing on the Commencement Date. Base Rent shall be payable in advance, without demand, on the first day of each calendar month in equal monthly installments of $2,500.00 and shall not be increased, abated or diminished except as set forth herein. Beginning on January 1, 2026 and each January 1 of each year thereafter during the Term, the amount of Base Rent which shall be paid during each calendar year shall be increased above the preceding year’s Base Rent by 1.5%.

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If the Commencement Date is not the first day of a calendar month, the first month’s Base Rent shall be prorated, and shall be payable on the Commencement Date. In addition, Base Rent for the first full month of the Term shall be payable on the Commencement Date.

Tenant shall also pay to Landlord such “Additional Rent” as described in Article 12 hereof. The Base Rent and the Additional Rent are hereinafter collectively referred to as the “Rent.”

In the event that Tenant fails to make any payment of Rent within five (5) days after the same becomes due, then in addition to all rights, powers and remedies provided herein, by law or otherwise in the case of nonpayment of Rent, Landlord shall be entitled to recover from Tenant and Tenant agrees to pay to Landlord, on demand, a late payment charge equal to $250.00.

This is a net lease and the Rent shall be paid without notice, demand, setoff, counterclaim, deduction or defense and, except as otherwise expressly provided herein, without abatement or suspension. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Rent shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, except as otherwise expressly provided herein. It is the purpose and intent of Landlord and Tenant that the Rent payable under this Lease be absolutely net to Landlord, such that this Lease shall yield (on an absolute net basis) the Base Rent specified in this Lease for each year of this Lease (prorated, as applicable, for any partial year).

DELIVERY AND ACCEPTANCE OF THE PREMISES

The Tenant shall accept the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants and restrictions. Except as expressly set forth in this Lease, the Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes.

COVENANT OF TITLE AND QUIET ENJOYMENT

Landlord represents and warrants to Tenant that Landlord, as of the Commencement Date, shall have full right and lawful authority to lease the Premises to Tenant pursuant to the terms hereof. Landlord covenants with Tenant to keep Tenant in quiet enjoyment and possession of the Premises during the Term so long as Tenant is not in default of the terms and conditions of this Lease, and Landlord further represents and warrants to Tenant that no joinder or approval of any other person or entity is required with respect to Landlord's right and authority to enter into this Lease, including any lender or mortgagee.

USE AND CONDITION OF PREMISES

Tenant may use the Premises for Tenant’s rehabilitation center business, office and administrative uses and any other lawful purpose reasonably related thereto (the “Permitted Use”). Tenant shall utilize the Premises for the Permitted Use in compliance with all applicable laws, ordinances and regulations of all federal, state, county and municipal authorities (including, without limitation, zoning and building codes) (“Legal Requirements”) and in compliance with all covenants, conditions, restrictions, easements and agreements to which the Premises may be subject (“Covenants”). Landlord represents and warrants to Tenant that, as of the Commencement Date, the Permitted Use is allowed under all Legal Requirements and Covenants applicable to the Premises.

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In the event the Premises is found to not be in compliance with any Legal Requirements or Covenants arising from any act or omission by Tenant occurring after the Commencement Date or arising from any changes to Legal Requirements or Covenants occurring after the Commencement Date, Tenant, at Tenant’s sole cost and expense, shall promptly perform all improvements or alterations necessary to satisfy compliance with all Legal Requirements and Covenants. However, in the event the Premises is found to not be in compliance with any Legal Requirements or Covenants arising from any act or omission occurring prior to the Commencement Date or arising from any Legal Requirements or Covenants in effect prior to the Commencement Date, Landlord, at Landlord’s sole cost and expense, shall promptly perform all improvements or alterations necessary to satisfy compliance with all Legal Requirements and Covenants.

Tenant shall be entitled to 24-hour/7-day per week access to the Premises.

Tenant shall not perform any acts which injure the Premises, Building or any improvements thereon, violate any certificate of occupancy affecting same, constitute a public or private nuisance to neighboring property owners or otherwise cause unreasonable interference with neighboring property owners. In addition, Tenant shall not (a) permit any unlawful or immoral practice to be carried on or committed in the Premises; (b) make any use of or allow the Premises to be used for any purpose that invalidates or materially increases the rate of insurance thereof (it being acknowledged and agreed that Tenant’s use of the Premises for the Permitted Use shall not violate this clause); (c) overload the floors, walls or ceilings of the Premises; (d) sell, or allow the sale of, alcoholic beverages in the Premises; or (e) commit or suffer any material waste in or about the Premises in violation of applicable Legal Requirements.

REAL PROPERTY TAXES

Landlord shall pay promptly when they are due all Real Property Taxes (as defined below) relating to the Premises and Tenant shall pay to Landlord, as Additional Rent, monthly, one-twelfth (1/12) of the amount of such Real Property Taxes assessed against the Premises for each tax year which includes the Term in accordance with Section 12. For purposes of this Lease, the phrase “Real Property Taxes” shall include general real estate taxes and assessments payable with respect to the Premises that are imposed by any authority having the power to tax any legal or equitable interest of Landlord in the Premises; provided, however, that assessments shall be prorated and divided into the maximum number of installments permitted by law and only the current portion shall be included in Real Property Taxes for any calendar year during the Term. Notwithstanding the foregoing, Real Property Taxes shall not include any of the following payable by Landlord: (a) any inheritance, estate, succession, transfer, gift, franchise, or capital stock tax; (b) any income taxes arising out of or related to ownership and operation of income-producing real estate; (c) any penalties or interest for late payment of taxes other than Real Property Taxes; or (d) any other taxes, or any proportionate amount of any such other taxes, which are already allocated to Tenant pursuant to other provisions of this Lease.

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MAINTENANCE

Subject to Sections 8.2, 8.3, 16 and 17, Tenant agrees, at its sole cost and expense, to repair, replace and maintain in good repair and condition, the Premises, including, without limitation, (i) all interior components of the Premises including walls (excluding load bearing and structural walls which are Landlord’s responsibility under Section 8.2), above-grade plumbing, ceilings, and fixtures, (ii) all landscape areas, aisles, driveways, entrances, exits, walkways, corridors, elevators and elevator shafts (if any), stairwells, sidewalks, roadways, loading areas, service roads, lighting facilities, heating and ventilation facilities and utility, mechanical, telephone and electric rooms, surface drainage facilities, traffic control signs and fences, (iii) the HVAC system (subject to Section 8.3) and fire suppression system serving the Building, (iv) all mechanical, plumbing and electrical components of the Building, and (v) all building materials, paint, and insulation in the Building (including without limitation any of these components containing asbestos or lead), in each case, excluding ordinary wear and tear, any casualty and any Taking. In addition, Tenant agrees to enter into a HVAC maintenance and service contract during the Term with a HVAC service company reasonably acceptable to Landlord. For the avoidance of doubt, if any specific item of maintenance or repair is not specifically identified under the terms of this Lease, then such item of maintenance or repair shall be deemed to be Tenant’s responsibility.

Landlord shall, at its sole cost and expense, make structural repairs to the Building with respect to the foundation, load bearing and exterior walls, floor slab, parking areas, roof and any other structural components thereof. In addition, Landlord shall at its sole cost and expense: (i) keep the roof of the Building free of leaks and repair and replace the roof when reasonably necessary and (ii) maintain the underground and otherwise concealed plumbing and the exterior surface of the outside walls of the Building, excluding window glass, plate glass and doors of the Building (unless damage to such glass or doors is caused by a structural shift).

Notwithstanding Section 8.1, if a licensed HVAC contractor reasonably acceptable to Landlord and Tenant recommends in writing that the HVAC system serving the Premises be replaced and Tenant so elects to replace the HVAC system, then Landlord shall reimburse Tenant for a portion of Tenant’s cost to replace the HVAC system (including all labor, equipment, materials, and supplies necessary therefor) as follows: Landlord’s share of the HVAC replacement cost shall be the quotient, expressed as a percentage, obtained by dividing (i) the difference resulting from subtracting the number of months remaining in the Initial Term (or Extension Term, if previously exercised) at the time of replacement from the total number of months in the expected useful life (as determined below) of the replacement HVAC system, by (ii) the total number of months in the expected useful life of the replacement HVAC system. As used herein, the expected useful life of the replacement HVAC system means the expected useful life of the system as published by the manufacturer of the HVAC system, or if not published by manufacturer, then as determined by a licensed HVAC professional reasonably acceptable to Landlord and Tenant. Landlord shall reimburse Tenant for Landlord’s share of the HVAC Replacement Cost within thirty (30) days after written request from Tenant accompanied by reasonable backup documentation evidencing the replacement of the HVAC system.

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ALTERATIONS, ADDITIONS AND IMPROVEMENTS

Tenant shall not make any alterations, additions or improvements which affect the structure of the Building or which decrease the square footage of the Building or which reduce the value of the Premises, in each case without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the above, and provided Tenant complies with all Legal Requirements in connection therewith, Tenant shall have the right at all times to make all other alterations, additions or improvements to the Building without Landlord’s prior written approval. Tenant shall not be required to restore any alterations or additions permitted under this paragraph to the Premises or remove improvements at the end of the Term. All alterations, additions and improvements permitted under this paragraph or consented to in writing by Landlord are referred to as “Permitted Alterations”.

All alterations, additions or improvements made by Tenant which are permanently attached to and made part of the Premises shall become the property of Landlord at the expiration of the Term, except for signs, trade fixtures, furnishings, machinery and equipment used in or on the Premises and furnished by Tenant which Tenant may remove, provided Tenant repairs any damage to the Premises caused thereby (reasonable and ordinary wear and tear excepted). For federal income tax purposes, Tenant’s signs, trade fixtures and furnishings are defined herein as equipment.

Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant for use in the Premises, which claims are or may be secured by any mechanics’ or materialmen’s lien against the Premises or any interest therein.

LANDLORD’S RIGHT OF ENTRY

Landlord and its authorized agents may enter the Premises, after 24 hours’ prior written notice and during Tenant’s normal business hours (except in the case of an emergency posing imminent threat of injury to persons or damage to property or the environment), for the following purposes: (i) to inspect the general conditions and state of repair of the Premises, or the environmental, health or safety conditions of the Premises, (ii) to make repairs required of Landlord, and (iii) to show the Premises to any prospective purchaser or mortgagee. If requested by Tenant, such entry by Landlord shall be under the supervision of Tenant. Landlord shall not unreasonably interfere with, or create a hazard to, Tenant’s normal business operations during such entry.

If Landlord enters the Premises to make repairs or alterations, it shall indemnify and defend Tenant against all claims, injury, damage resulting from Landlord’s negligence or willful misconduct, and in the event of damages to the Premises, shall, to the extent commercially reasonable, restore the Premises to substantially the same condition as existed prior to Landlord’s entry.

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UTILITIES

Tenant shall pay all charges for gas, water, electricity and any other utility services used on the Premises during the Term by Tenant. Landlord shall have no liability for any disconnection or other disruption of such utilities except to the extent that such disconnection or other disruption is caused by the negligence or willful misconduct of Landlord.

ADDITIONAL RENT

Commencing on the Commencement Date, for each calendar year of the Term (prorated for any calendar year falling partially within the Term), Tenant shall pay to Landlord as additional rent Landlord’s Insurance (as defined below) and Real Property Taxes (collectively known as “Additional Rent”). Prior to the Commencement Date and at least thirty (30) days prior to the beginning of each calendar year thereafter, Landlord shall furnish to Tenant a written statement setting forth the following: (a) Landlord's estimate of Tenant's Additional Rent, and (b) a calculation of one-twelfth (1/12) of Landlord's estimate of Tenant's Additional Rent (“Monthly Estimated Rent”). Tenant shall pay to Landlord the Monthly Estimated Rent beginning on the Commencement Date and on the first day of every successive calendar month thereafter during the Term. Monthly Estimated Rent for a period of less than one month shall be prorated on a daily basis based on a three hundred sixty-five (365) day year.

For each calendar year of the Term in which Tenant is responsible for paying Additional Rent, Landlord shall furnish to Tenant by written notice, delivered in accordance with Article 22 and within sixty (60) days after the end of such calendar year, a statement (“Landlord’s Statement”) in reasonable detail, including supportive documentation, setting forth (a) the amount of Tenant's actual responsibility for Additional Rent, and (b) the sum of Tenant's Monthly Estimated Rent payments made during the year. If the amount of Tenant's actual responsibility for Additional Rent exceeds the sum of Tenant's Monthly Estimated Rent payments, Tenant shall pay the deficiency to Landlord within forty-five (45) days after Tenant's receipt of such statement. If the sum of Tenant's Monthly Estimated Rent payments during the year exceeds the amount of Tenant's actual responsibility for Additional Rent, Landlord shall pay the excess to Tenant at the time Landlord furnishes the statement, or, if this Lease has not expired, may credit the excess toward the payments of Base Rent and Tenant's Monthly Estimated Rent next falling due. Landlord’s Statement shall be final and binding upon Landlord and Tenant unless Tenant objects to Landlord’s Statement within ninety (90) days from receipt.

Landlord shall keep records showing all expenditures incurred as Additional Rent for each calendar year for a period of three (3) years following each year, and such records shall be made available for inspection and photocopying by Tenant and/or its agents during ordinary business hours at Landlord’s principal office.

Any dispute with respect to Landlord's calculations of Tenant's actual responsibility for Additional Rent must be raised by Tenant within ninety (90) days of receipt of Landlord’s Statement in accordance with the delivery requirements in Section 12.2 and shall be resolved by the parties through consultation in good faith within sixty (60) days of written notice of disputed charge. However, if the dispute cannot be resolved within such period, the parties shall request an audit of the disputed matter from an independent, certified public accountant selected by both Landlord and Tenant, whose decision shall be based on generally accepted accounting principles and shall be final and binding on the parties. If there is a variance of five percent (5%) or more between said decision and Landlord's determination of Tenant's actual responsibility for Additional Rent, Landlord shall pay the costs of said audit and shall credit any overpayment toward the next Base Rent and/or Monthly Estimated Rent payment falling due or pay such overpayment to Tenant within thirty (30) days. If the variance is less than five percent (5%), Tenant shall pay the cost of said audit.

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INSURANCE

Tenant shall, during the Term, at its sole expense, maintain in full force (a) general liability insurance issued by one or more insurance carriers, insuring against liability for injury to or death of persons and loss of or damage to property occurring in and on the Premises, and (b) property insurance covering loss or damage to Tenant’s inventory, equipment and other personal property contained in or on the Premises in an amount equal to its replacement cost. Tenant’s liability insurance shall name Landlord and Landlord’s mortgagee as an additional insured and shall also evidence (i) workers’ compensation insurance in amounts not less than the minimum amount required by any Legal Requirements and (ii) employer’s liability insurance in the amount of not less than $1,000,000 per occurrence. The coverage limits for such liability insurance shall be in the amount of $2,000,000 combined single limits for bodily injury and property damage per occurrence, and $4,000,000 in the aggregate. The property insurance policy shall contain an inflation guard endorsement and shall provide protection against all perils included within the classification of fire and extended coverage, including high hazard wind and quake, with loss payable to Landlord, and shall name Landlord’s mortgagee and loss payee as additional insureds on such policy. Such property insurance policy shall also cover perils resulting from floods, boiler and machinery equipment breakdown coverage, law and ordinance coverage, and shall not contain an exclusion or sublimit for events of hail, windstorms, or named storms.

Landlord shall, at its expense, to be reimbursed through Additional Rent, obtain (a) commercial general liability insurance with respect to liability for death, bodily injury and property damage resulting from the ownership or use of the Premises in the amount of not less than $1,000,000 per occurrence and not less than $2,000,000 in the aggregate, with a reasonable self-insured retention or deductible amount and with contractual liability coverage for Landlord’s indemnity obligation to Tenant under this Lease, and (b) maintain property insurance covering loss or damage to the Premises in an .amount equal to its replacement cost. Landlord’s property insurance policy shall contain an inflation guard endorsement and shall provide protection against all perils included within the classification of fire and extended coverage, including high hazard wind and quake, with loss payable to Landlord. The insurance required to be maintained by Landlord hereunder shall be referred to as “Landlord’s Insurance.”

To the extent any construction or alterations occur on the Premises in excess of $100,000.00, Tenant shall maintain, or cause to be maintained, builder’s risk insurance and shall name Landlord and Landlord’s mortgagee as loss payees under such policy.

Landlord and Tenant shall deliver to each other certificates issued by the insurance carrier or carriers for each policy of insurance they are required to maintain by this Lease within twenty (20) days after request therefor. Such certificates shall be renewed within thirty (30) days of the expiration of any policy periods evidenced on the certificates. Tenant will provide at least thirty (30) days’ written notice to the Landlord and mortgagee in the event of cancellation or non-renewal of any of the required insurance policies. All insurance required of a party under this Article 13 shall be maintained continuously with insurance companies authorized to do business in the state in which the Premises are located and rated as A-VII or higher by AM Best.

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INDEMNITY

Tenant shall indemnify Landlord and its officers, employees, directors, owners, subsidiaries and affiliates (each a “Landlord Indemnitee”) against, and hold Landlord Indemnitee harmless from, all claims, liabilities, demands or causes of action, including all reasonable expenses, including, without limitation, reasonable attorneys’ fees, of the Landlord Indemnitee incidental thereto, for injury to or death of any person and, subject to Article 15 below, damage to any property arising within or on the Premises or for any other loss sustained by the Landlord Indemnitee and (i) caused by Tenant’s failure to fulfill and faithfully perform its obligations under this Lease, (ii) caused by any negligent act or omission of Tenant or any employee or agent of Tenant, or (iii) any claims otherwise relating to the Premises, except, in each case, as caused by Landlord’s negligence or willful misconduct.

Landlord shall indemnify Tenant and its officers, employees, directors, owners, subsidiaries and affiliates (each a “Tenant Indemnitee”) against, and hold Tenant Indemnitee harmless from, all claims, liabilities, demands or causes of action, including all reasonable expenses, including, without limitation, reasonable attorneys’ fees, of the Tenant Indemnitee incidental thereto, for injury to or death of any person and, subject to Article 15 below, damage to any property arising within or on the Premises or for any other loss sustained by the Tenant Indemnitee (i) caused by Landlord’s failure to fulfill and faithfully perform its obligations under this Lease, or (ii) caused by any negligent act or omission of Landlord or any employee or agent of Landlord.

The provisions of this Article 14 shall survive the expiration or termination of the Lease.

RELEASE AND WAIVER OF SUBROGATION

Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claim, action or cause of action against each other, their agents, officers, directors, partners and employees, for any loss or damage that may occur to the Premises, or personal property, including building contents, within the Premises, by reason of fire or the elements of nature or other events to the extent recoverable under the extended all risk property damage insurance coverage, maintained by the party suffering such loss regardless of cause or origin INCLUDING NEGLIGENCE OF LANDLORD OR TENANT AND THEIR AGENTS, OFFICERS, DIRECTORS, PARTNERS AND EMPLOYEES. All insurance policies maintained by the parties in connection with this Lease shall contain a waiver of subrogation consistent with the provisions of this Article 15.

FIRE AND CASUALTY DAMAGE

If the Building is damaged or destroyed during the Term, Landlord shall be obligated to fully repair or restore the Building within a reasonable period of time after the date of such damage or destruction to the extent that insurance proceeds of such insurance are received by Landlord. In the event that no insurance proceeds are made available to Landlord by its mortgagee, Landlord may terminate this Lease by providing thirty (30) days’ notice to Tenant, in which case this Lease shall terminate and neither party shall have any obligation hereunder except for those which expressly survive termination of this Lease. Notwithstanding the foregoing, if the Building is damaged or destroyed such that the Building cannot be repaired within a period of one hundred and eighty (180) days (as determined in the reasonable discretion of Landlord’s architect), or if Tenant is unable to use or occupy at least fifty percent (50%) of the Premises for a period of at least ninety (90) days, then Tenant may, upon thirty (30) days’ notice to Landlord, terminate this Lease.

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During any period in which Tenant is unable to use all or any portion of the Premises as a result of casualty the Base Rent and Additional Rent shall be equitably abated.

CONDEMNATION

If the entire Premises is taken by condemnation or conveyance in lieu of condemnation (a “Taking”), this Lease shall terminate immediately upon the effective date of the Taking.

If there is a Taking of a portion of the Premises, Tenant may terminate this Lease by notice to Landlord if the remaining portion of the Premises is not, in Tenant's reasonable judgment, adequate for the conduct of Tenant's business.

If Tenant does not terminate this Lease, Landlord shall proceed with due diligence to make all necessary repairs to the Premises in order to render and restore the same to its condition prior to the Taking. Tenant shall remain in possession of the portion of the Premises not taken upon the terms and conditions of this Lease, except that the Base Rent and Additional Rent shall be equitably abated.

Damages awarded to Landlord for any Taking of the Premises shall belong to Landlord; provided, however, that nothing shall restrict or limit Tenant from asserting a claim for the value of this Lease to Tenant, the value of any leasehold improvements, trade fixtures or equipment paid for by Tenant, or for Tenant's moving expenses.

ASSIGNMENT AND SUBLEASING

Tenant shall not assign this Lease or any interest therein, nor sublease the Premises or any part thereof, nor mortgage, pledge or encumber this Lease or any interest granted herein without first obtaining the written consent of Landlord, which consent shall not be unreasonably conditioned, withheld or delayed. No such consent shall relieve Tenant from any liability hereunder, nor authorize any other or subsequent assignment or assignments by anyone without again obtain the written consent of Landlord. Any such mortgage, pledge, encumbrance or transfer made in violation of this Section 18 shall be void.

DEFAULT

Tenant shall keep and perform each of the covenants and Agreements of this Lease.

The occurrence of any of the following shall be an “Event of Default”: (a) the failure of Tenant to (i) make any payment of Rent when required or any other payment required to be made by Tenant hereunder, after five (5) days’ written notice thereof, or, if Landlord has provided Tenant with two (2) such notices of default with respect to payment of Rent within the preceding twelve (12) month period, the failure by Tenant any time within the next twelve (12) calendar months to make any payment of Rent and such failure continues for five (5) days (without any required notice from Landlord) or (ii) to perform any other obligation required pursuant to this Lease for a continuing period of fifteen (15) days following receipt of written notice thereof; or, in the case of any such default which cannot with due diligence be cured within such fifteen (15) day period, failure of Tenant to commence to cure the same within such fifteen (15) day period and thereafter prosecute the curing of such default with due diligence, and cure such default within sixty (60) days following written notice thereof; or (b)(i) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of Tenant’s assets generally, where possession is not restored to Tenant within ninety (90) days or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of Tenant’s assets generally, where such seizure is not discharged within ninety (90) days. The occurrence of an Event of Default shall, in each case, give Landlord the right, upon giving written notice in accordance with applicable law, to terminate Tenant’s right of possession under this Lease and to re-enter the Premises. Notwithstanding such re-entry by Landlord, the liability of Tenant for Rent herein shall not be extinguished for the balance of the Term and Tenant covenants and agrees to pay to Landlord any deficiency arising from a re-entry and re-letting of the Premises at a lesser rental than herein agreed. The Tenant shall pay such deficiency each month as the amount thereof is ascertained by Landlord. The Landlord shall use reasonable efforts to re-let the Premises upon such re-entry. In lieu of such damages, upon an Event of Default and termination of this Lease by Landlord, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the sum of (a) Landlord’s expenses reasonably incurred in connection with re-letting the Premises (including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, employee expenses, alteration costs and expenses of preparation for such re-letting), plus (b) the Rent and other sums due and payable as of the date of such termination, plus (c) the Rent and other sums which would be payable under this Lease from the date of such termination though the end of the Term minus the fair market rental value of the Premises for such period, discounted to present value at an assumed per annum interest rate equal to the then-applicable “Prime Rate” published in The Wall Street Journal (or, if such rate is no longer published in The Wall Street Journal, the average discount rate on 3-month treasury bills issued by the United States Treasury at its most recent auction).

No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or relinquishment thereof for the future. The receipt by Landlord of any Rent or any other sum payable hereunder with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.

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Landlord may, but shall not be obligated to, cure any default by Tenant, and whenever Landlord so elects, all costs and expenses paid or incurred by Landlord in curing such default, including, without limitation, reasonable attorneys’ fees incurred in enforcing the Tenant’s obligation to reimburse such costs, shall be so much additional Rent due on demand with interest as provided herein.

HAZARDOUS MATERIALS

Tenant, during the Term, shall comply with, maintain the Property and Building in compliance with, and ensure that all Tenant’s employees, agents, contractors, and invitees comply with all applicable federal, state and local environmental, safety and health laws, common law, ordinances, rules, regulations, permits, licenses and binding standards of applicable governmental authorities (“Environmental Laws”).

Tenant shall notify Landlord promptly after becoming aware during the Term of any release of Hazardous Substances at the Premises or violation of Environmental Laws that could reasonably be expected to require response action or affect the value of the Premises, and shall forward to Landlord promptly after receipt thereof copies of all orders, reports, notices, and material communications relating to any such release or violation.

Tenant shall promptly remediate and take all other corrective actions with respect to any release of Hazardous Substances or violation of Environmental Laws relating to the Premises as required under Environmental Laws or at the reasonable request of Landlord.

Tenant agrees to protect, indemnity, defend, and hold harmless Landlord and its officers, employees, directors, owners, subsidiaries and affiliates (“Landlord Party Indemnitees”) from and against, and promptly pay to or reimburse such Landlord Party Indemnitees for, any liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) arising out of, caused by, or in any manner whatsoever connected to (a) any environmental, health or safety condition at, on or emanating from the Premises and caused by Tenant or its invitees and occurring after the Commencement Date, (b) any violation of Environmental Laws by Tenant or its invitees occurring after the Commencement Date or other condition occurring after the Commencement Date and caused by Tenant or its invitees requiring remediation or other response action under Environmental Laws, or (c) the release or threatened release by Tenant or its invitees after the Commencement Date of any Hazardous Substance in, to, or from the Premises, provided that such release or threatened release of Hazardous Substances was not caused by the negligence or willful misconduct of Landlord, its agents, employees, and other representatives, in which case Landlord shall be solely responsible therefor and shall indemnify Tenant and its officers, employees, directors, owners, subsidiaries and affiliates (“Tenant Party Indemnitees”) from and against, and promptly pay or reimburse the Tenant Party Indemnitees for, any liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) arising out of or caused thereby. These indemnification obligations shall survive the termination or expiration of this Lease.

SUBORDINATION AND NON-DISTURBANCE

Subject to the provisions of this Article 21, this Lease shall be subject and subordinate to any mortgage or deed of trust (“Mortgage”) which is currently effective or which Landlord may hereafter enter into with respect to the Premises, and any renewal, replacement or modification thereof; provided, however, that this Lease shall not be subordinate to any Mortgage which does not currently constitute a lien on the Premises unless the holder of such Mortgage agrees that this Lease shall remain in full force and effect and that Tenant's possession of the Premises shall not be disturbed so long as Tenant is not in default under any of the terms and provisions of this Lease. If the interest of Landlord under this Lease is transferred by reason of foreclosure or other proceedings for the enforcement of any such Mortgage, Tenant shall attorn to such mortgagee as its landlord in accordance with all of the terms and conditions of this Lease. This provision shall be effective without the execution of any additional documents; provided, however, that Landlord and Tenant each agrees, upon request of the other party and at its cost, to execute such additional documents as are reasonably appropriate to carry out the intent of this Article 21.

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NOTICES

Any notice required or permitted to be given or delivered under this Lease shall be in writing and (i) personally delivered, (ii) sent by United States registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by facsimile or electronic mail transmission, with a hard copy sent within one (1) business day by any of the foregoing means. Such notice shall be deemed to have been given or delivered upon the date such notice is sent in accordance with this Article. For the purposes of notice, the addresses of the parties shall be as follows:

Landlord: New Journey, LLC

Attention: Shawn Leon

PO Box 1313

Morehead, KY 40351

With copy to:

Tenant: ARIA Kentucky, LLC

Attention: Shawn Leon

PO Box 72

Morehead, KY 40351

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or such other address as either party may from time to time specify in writing delivered to the other in accordance with this Article.

Payments of Rent and other charges shall be paid to Landlord by electronic funds transfer to an account designated by Landlord from time to time (provided, however, that no change in account shall be binding on Tenant until Landlord provides at least thirty (30) days’ notice of such change to Tenant).

Either party may designate a new address or addresses for notice hereunder upon ten (10) days’ advance written notice to the other party in the manner set forth in Section 22.1 above.

LIENS

Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Premises or against the Tenant’s leasehold interest in the Premises arising from labor, material, service or equipment ordered or authorized by Tenant or its agents and employees, and, in case of any such lien attaching, to immediately pay and remove same. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, and any and all liens and encumbrances created by Tenant shall attach only to Tenant’s interest in the Premises. If because of any act or omission of Tenant a mechanic’s or other lien shall be filed against the Premises, Tenant shall, at Tenant’s own cost and expense, within twenty (20) days after notice of the filing thereof, cause the same to be cancelled and discharged of record, or shall furnish Landlord with a surety bond issued by a surety company protecting Landlord from any loss because of non-payment of such lien claim, failing which Landlord may pay and discharge or bond-off such lien and Tenant shall reimburse Landlord on demand for its reasonable costs and expenses incurred thereby. In the event Tenant posts a surety bond, Tenant shall be entitled to contest any such lien claims by appropriate, judicial proceedings.

FORCE MAJEURE

Except as may otherwise be expressly provided to the contrary herein, Landlord and Tenant shall be excused for the period of any delay in performance of any obligations hereunder when prevented from doing so by force majeure events such as epidemics, pandemics, labor disputes, civil disturbance, war, war-like operations, invasions, rebellion, hostilities, military or usurped power, sabotage, executive orders, governmental regulations or controls, fires or other casualty, inability to obtain any material or service or acts of God. Notwithstanding the foregoing, nothing contained in this Article 24 shall excuse either party from paying in a timely fashion any payments due under the terms of this Lease.

BROKERS

The parties hereby represent and warrant that any real estate brokers and all other parties involved in the negotiation and execution of this Lease are not entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto on its part. The provisions of this Article 25 shall survive the expiration or termination of the Lease.

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ESTOPPEL CERTIFICATES

Within ten (10) days after written request from a party hereto, the other party shall execute, acknowledge and deliver to the requesting party an estoppel certificate certifying, (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification), (ii) the date to which rental and other sums payable hereunder have been paid, (iii) that no notice has been received by such other party of any default which has not been cured, except as to defaults specified in the estoppel certificate, and (iv) such other matters as may reasonably be requested by the other party, its lender, assignee or purchaser (or proposed lender, assignee or purchaser). Any such estoppel certificate may be relied upon by any such purchaser, lender or assignee for estoppel purposes only, and no party executing such estoppel certificate shall be liable for damages or other losses as a result of inaccuracy in the information contained in such estoppel certificate.

LIMITATION OF LIABILITY

Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord and Tenant under this Lease (including as to any actual or alleged breach or default by Landlord or Tenant) do not constitute personal obligations of the individual members, managers, investors, partners, directors, officers, or shareholders of Landlord or Tenant or Landlord's or Tenant’s members or partners, and neither Landlord nor Tenant shall seek recourse against the individual members, managers, investors, partners, directors, officers, or shareholders of Landlord or Tenant or Landlord's or Tenant’s members or partners or any other persons or entities having any interest in Landlord or Tenant, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant's and its successors' and assigns' sole and exclusive remedy shall be against, Landlord's interest in the Premises (including all insurance, rental and sale proceeds received therefrom), and no other assets of Landlord. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to the Premises. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only and the written assumption by the transferee of all of the duties and obligations of the “Landlord” under this Lease), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease arising from and after the effectiveness of such transfer or conveyance and assumption of this Lease.

MISCELLANEOUS

The failure of Landlord or Tenant to insist upon prompt and strict performance of any of the terms, conditions or undertakings of this Lease, or to exercise any right herein conferred, in any one or more instances, shall not be construed as a waiver of the same or any other term, condition, undertaking, right or option.

The terms, covenants, agreements, conditions and undertakings contained herein shall be binding upon and shall inure to the benefit of the heirs, successors in interest and assigns of the parties hereto. Where more than one party shall be Landlord under this Lease, the word “Landlord” whenever used in this Lease shall include all Landlords jointly and severally.

This Lease contains the entire agreement between the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, entered into prior to the execution of this Lease, will alter the covenants, agreements and undertakings herein set forth. This Lease shall not be modified in any manner, except by an instrument in writing executed by all parties.

If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. The terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party or its counsel is the draftsman of this Lease.

All of the terms and words used in this Lease, regardless of the number and gender in which they were used, shall be deemed and construed to include any other number (singular and plural), and any other gender (masculine, feminine or neuter), as the context or sense of this Lease or any paragraph or clause hereof may require, the same as if the words had been fully and properly written in the number and gender.

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Tenant and Landlord each warrant and represent that the party signing this Lease on behalf of each has authority to enter into this Lease and to bind Tenant and Landlord, respectively, to the terms, covenants and conditions contained herein.

Article or Section headings or captions contained herein are provided for convenience purposes only and shall not be considered in any way in connection with the construction of the substantive terms and provisions of this Lease.

This Lease shall be governed by and construed and enforced in accordance with the internal substantive laws of the state in which the Premises is located.

Nothing contained in this Lease shall be construed to create a partnership, joint venture or relationship of principal and agent between Landlord and Tenant. No provision of this Lease shall be construed to confer any rights or remedies upon any party other than Landlord and Tenant.

Landlord and Tenant agree that neither Landlord nor Tenant, nor their respective successors and assigns, shall be liable for any consequential, special, indirect, incidental, punitive or exemplary damages for any acts or failure to act under this Lease, except to the extent expressly set forth in Article 31.

SIGNAGE

During the Term, Tenant shall not be required to remove its signs unless required to do so by local codes enacted subsequent to the date hereof or as otherwise required by the terms of this Lease. Tenant (including any assignee or subtenant) may at any time remodel or replace the sign facia to conform with Tenant’s then standard signage so long as (i) such signage does not violate applicable deed or master lease restrictions or sign ordinances, (ii) such signage does not violate Landlord’s then-existing, reasonable sign criteria which shall be reasonably and uniformly enforced throughout the facility and (iii) Landlord approves the same, such approval not to be unreasonably withheld or delayed, provided that Tenant may repair or replace any damaged or worn signs to their pre-existing condition notwithstanding any changes in deed or master lease restrictions or Landlord’s sign criteria made subsequent to the Commencement Date or, to the extent legally allowed, sign ordinances enacted or amended subsequent to the Commencement Date. Tenant shall remove all signs and appliques at the expiration or earlier termination of this Lease, and shall repair any damage caused by such removal. Landlord shall not allow any signage other than Tenant's to be erected on the Premises.

OPTION TO EXTEND TERM

Provided that as of the notice date to exercise an Option (defined below) Tenant is not in material breach of this Lease beyond any applicable notice and cure period, Tenant shall have one (1) option (“Option”) to extend the Term for an additional term (“Extension Term”) of five (5) years, on the same terms and conditions of this Lease. To exercise an Option, Tenant shall give written notice to Landlord no later than twelve (12) months prior to the date of expiry of the then current Term.

HOLDOVER

Should Tenant or any party claiming under Tenant hold over in possession at the expiration of the Term by lapse of time or otherwise (including any renewal options), such occupancy shall constitute and be construed as a tenancy at sufferance on the same terms and conditions as set forth herein, except that monthly Base Rent shall equal one hundred twenty-five percent (125%) of the monthly Base Rent payable hereunder immediately prior to the expiration of this Lease, and Tenant shall also pay all damages, consequential as well as direct, sustained by Landlord by reason of such holding over.

ATTORNEYS’ FEES

In the event that a party shall be in default in the performance of any of its obligations under this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that a party was in default, such defaulting party shall pay to the other party all reasonable attorneys’ fees and litigation expenses incurred or paid by it in connection therewith. The covenants herein shall survive the termination of this Lease and shall apply to the collection of any judgment entered hereon.

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WAIVER OF JURY TRIAL

Landlord and Tenant hereby mutually waive any and all rights which either may have to request a jury trial in any proceeding at law or in equity in any court of competent jurisdiction as to any matter arising under this Lease.

COUNTERPARTS / FACSIMILE

This Lease may be executed in multiple counter-parts and by electronic copies. In the event of counterpart or electronic execution: (a) all such counterparts shall be deemed one instrument when taken together and (b) all electronic signatures shall be deemed valid and binding for all purposes upon transmission to the other party.

[END OF TEXT – SIGNATURES ON FOLLOWING PAGES]

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EXECUTED by Landlord and Tenant effective as of the Commencement Date.

LANDLORD:

New Journey, LLC

By: ____________

Name: Shawn Leon

Its: Authorized Person

TENANT:

ARIA KENTUCKY, LLC

By: ____________

Name: Shawn Leon

Its: Authorized Person

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